                                                                  EXHIBIT 10.64

Loan agreement (rollover; single withdrawal; principal sum NLG 6 million)


The undersigned:

1.  Welna B.V. (formerly Welna N.V.), hereinafter called "the Borrower"

2.  Welna Kunststoffen B.V.

3.  B.V. Twentse Kunststoffenindustrie Plasticon

4.  Plasticon Haven B.V.

5.  Woodcap B.V.

6.  Kialite-Plasticon B.V.

7.  Onroerend-Goed Maatschappij Plasticon B.V.

8.  Hanwel B.V.

9.  Plasticon Projects B.V.

10. Welna Handel B.V.

11. Plasticon Heerenveen B.V.

12. B.V. Agentuur- en Handelmaatschappij G.W.J.J. van Delden

13. Gimex Technische Keramiek B.V. Parties 2 to 13 hereinafter called both jointly and individually "the Joint and Several Debtor"

14. ING Bank N.V., registered in Amsterdam and also having office, inter alia, in Enschede, hereinafter called "the Bank"

declare to have agreed as follows:

Section 1. Definitions

The following definitions apply to this agreement:

Repayment Date:

1 January, 1 April, 1 July, 1 October of each year.

EURIBOR:

a. the interest percentage for euro interbank deposits with terms equal to the Interest Period selected, as determined by the FBE/ACI around 11.00 hours Brussels time two working days before the first day of such Interest Period; or

b. if no EURIBOR has been set, the average of the interest rates that are provided to the Bank by at least three first-rate banks in the EMU member states for euro interbank deposits with terms equal to the selected Interest Period.

Final Repayment Date:

1 January 2004.

Interest Due Date:
the day on which the Borrower must pay to the Bank the interest due on the outstanding amount of the Loan; this corresponds to either the last day of an Interest Period or the Final Repayment Date.

Interest Period:

a period of 3, 6 or 12 months, during which the interest is fixed in accordance with section 5.

Loan:

the rollover loan as described in this agreement.

Margin:

1.25 percent per annum.

Repayment Date:

1 January, 1 April, 1 July and 1 October of each year.

Withdrawal Period:

the period from the date of proposal acceptance, being 8 November 1999, to 22 November 1999.

Working day:

a day on which the Banks in Amsterdam and in the place where any amount that must be paid in connection with this agreement are opened for banking business.

Section 2. The facility: amount and purpose

2.1 The Bank has issued a Loan to the Borrower, amounting to a maximum of NLG 6,000,000 (in words: six million Dutch guilders) under the following conditions.

2.2 The Loan is issued to finance the acquisition of HP Valves Oldenzaal B.V. and may be applied solely for that purpose.

Section 3. Withdrawal

The Loan will be issued to the Borrower in a single amount no later than 30 November 1999, unless a claim for early repayment is made under the terms of section 12.

If the Loan funds are not withdrawn within the Withdrawal Period, the Bank will be no longer obliged to issue the Loan and the facility will then be automatically cancelled.

Section 4. Interest rate, payment of interest

4.1 The Borrower will pay, over the outstanding amount of the Loan, the interest rate that applies to the Interest Period selected, being the sum of (a) EURIBOR for that Interest Period and (b) the Margin.

4.2      The interest due will be paid on each Interest Due Date.

4.3 The interest amount will be calculated over the number of days that have actually passed, based on a year of 360 days.

Section 5. Choice of Interest Periods

5.1 The Borrower will inform the Bank by telephone, no later than 16.00 hours Brussels time two Working Days before the first Working Day of the Interest Period, which Interest Period it chooses. The following applies therein:

         (a) the first Interest Period starts on the day on which the Loan funds are withdrawn;

         (b) each Interest Period thereafter starts on the day after the previous Interest Period has expired;

         (c) if an Interest Period ends on a day that is not a Working Day, the Interest Period will end on the first Working Day thereafter, unless such Working Day falls in a new calendar month; in that case, the Interest Period will end on the last prior Working Day;

         (d) if an Interest Period ends after a Repayment Date, a separate Interest Period will end on that Repayment Date for the part of the Loan that must be repaid on that Repayment Date; the interest rate for that part of the Loan will be set in the same way;

         (e)      the last Interest Period ends on the Final Repayment Date;

         (f) a notification regarding the choice of Interest Period that the Bank has received cannot be revoked or cancelled.

5.2 If the Borrower does not choose an Interest Period in time, an Interest Period of three (3) months will apply.

5.3 The Bank confirms in writing to the Borrower per Interest Period: (i) the term of the Interest Period chosen; (ii) the applicable interest rate; and (iii) the Interest Due Date(s). This confirmation is binding on the Borrower.

Section 6. Repayments

6.1 The Borrower will repay the amount of the Loan withdrawn on the various Repayment Dates in sixteen instalments of NLG 375,000 each (three hundred and seventy-five thousand Dutch guilders), starting on 1 April 2000. On the Final Repayment Date, the Borrower will repay the amount still outstanding on the Loan and pay any other amounts that are still due under this agreement.

6.2      Amounts repaid may not be withdrawn again.

Section 7. Early repayments

7.1 On an Interest Due Date, the Borrower may make full or partial repayments without penalty of the Loan amount withdrawn, provided that:

         (a) the Borrower informs the Bank in writing no less than five (5) Working Days prior thereto of its intent, stating the amount of the early repayment and the date on which such early repayment will take place;

         (b) each partial early repayment will amount to NLG 375,000 or a multiple thereof.

7.2 If an early repayment does not take place in accordance with section 8.1, the Borrower shall pay to the Bank all costs, including any loss of income. Loss of income applies if the Bank will receive a lower interbank interest rate on the amount repaid early during the remaining term of the Interest Period than it would have received from the Borrower.

7.3 A notification regarding an intended early repayment that the Bank has received cannot be revoked or cancelled by the Borrower, and it obliges the Borrower to carry out the early repayment as announced.

7.4 Amounts repaid early are deducted from the regular repayments in the sequence opposite to their due dates.

7.5      Amounts repaid early may not be withdrawn again.

Section 8. Payments

8.1 The Borrower must meet all of its payment obligations, without any set-off and without any withholding or deduction of whatever nature, by transfer to the account indicated by the Bank on the agreed dates before 12.00 hours Amsterdam time.

8.2 If any payment is due on a day that is not a Working Day, then the first Working Day thereafter will apply as payment day, unless such Working Day falls in a new calendar month; in that case, the payment will be due on the last prior Working Day.

8.3 Each payment will be applied in the first place toward all costs, secondly toward interest, thirdly toward repayment of the amount outstanding on the Loan and fourthly toward any other amounts that are due under this agreement.

Section 9. Special legal provisions and measures

If the Bank becomes subject, pursuant to legal provisions or measures, including provisions or measures of De Nederlandsche Bank N.V., to taxes (other than corporate income tax) or is obliged to maintain reserves or deposits in connection with funds issued as loans, or if a change arises in such requirement, or if any other requirement is imposed on the Bank whereby, in the opinion of the Bank, the costs for the Bank related to funds lent or to be lent under this facility will increase significantly, then:

(a)      the Bank will immediately notify the Borrower of this;

(b) the Borrower will, upon request thereto by the Bank, pay such extra interest as is needed to compensate the Bank for these extra costs;

(c) the Borrower may repay the outstanding amount of the Loan early and without penalty, provided that it notifies the Bank in writing of its intent thereto ten (10) Working Days prior to the date of early repayment.

Section 10. Late payments, interest for overdue payment

In case of late payment of any amount due under this agreement, the Borrower will be charged interest for overdue payment over the amount that is paid late for the period that it fails to comply. Such interest is equal to the sum of (a) EURIBOR for an Interest Period that is appropriate in the opinion of the Bank,

(b) the Margin and (c) three percent (3%). The amount of interest for overdue payment is determined at the end of each Interest Period and is payable upon request.

Section 11. Costs and proof of indebtedness

11.1 The Borrower is liable for all costs that may arise at any time under the agreement with the Bank, such as court costs and extrajudicial costs related to the enforcement and exercise of the rights of the Bank and the collection of amounts due.

11.2 An extract, signed by the Bank, from its administration serves as full proof of the obligations of the Borrower under this agreement, both as to amount and cause, except for proof to the contrary provided by the Borrower.

Section 12. Demand for early repayment

12.1 The outstanding amount of the Loan and all other amounts that are due under this agreement are repayable at once, without any notice of default, if one of the following situations arises:

         a. the Borrower fails to meet a repayment, interest or other payment obligation under this agreement in the way agreed and/or in time;

         b. the Borrower fails to meet another condition under this agreement or any other agreement that has been entered into between the Borrower and the Bank, and, in the opinion of the Bank, (i) the Borrower will continue to fail in its obligations or (ii) the Borrower will be able to comply but fails to do so within 15 days after a written request thereto by the Bank;

         c. the Borrower fails to meet a payment obligation under a financing or guarantee agreement that it has entered into with a third party, and such failure is not amended within 15 days;

         d. the Borrower stops payment of its debts, or postpones the payment of its debts, or acknowledges its inability to pay its debts, or starts negotiations with one or more of its creditors with a view to rescheduling of all or part of its debts, or proposes a private settlement, or enters into a debt rescheduling arrangement;

         e. the Borrower files for bankruptcy, or bankruptcy proceedings are instituted against it, or the Borrower applies for suspension of payments, or an event of similar import or with similar consequences takes place with regard to the Borrower in any jurisdiction;

         f. prejudgement attachment or execution is levied on all or an important part of the assets of the Borrower;

         g. the Borrower ends or is about to end its business activities, or the Borrower sells or is about to sell all or an important part of its assets, or the Borrower mergers or divides or decides to do either, or the Borrower is acquired by a third party, or the Borrower is dissolved or performs an action that is preparatory thereto;

         h. the Borrower amends its statutes, without prior written permission by the Bank, in such a way that, if the amendment had taken place prior to the signing of this agreement, the Bank would not have entered into the agreement or not under the same terms;

         i. the Borrower applies the facility wholly or in part to realise interest gains by means of transactions that cannot be considered to belong to the regular business activities of the Borrower;

         j. circumstances arise that, in the opinion of the Bank, introduce the likelihood that the Borrower will not meet its obligations under this agreement or will not be able to.

         The Borrower must inform the Bank at once should any one of the above situations arise or be likely to arise.

12.2     In case of early repayment resulting from one of the above situations, section 8.2 will apply.

Section 13. Financial data and other information

13.1 Within six months after the close of each financial year, the Borrower will provide the Bank with a copy of its own and its consolidated balance sheet and profit and loss account, together with explanatory notes, along with an unqualified opinion by the Borrower' external auditor.

13.2 In addition, the Borrower will provide the Bank with all information requested.

Section 14. Security

As additional security for the payment of all that the Borrower and/or the Joint and Several Debtor may owe to the Bank now or at any time in the future for whatever reason, Welna Handel B.V. has issued to the Bank a first pledge on its shares in HP Valves Oldenzaal B.V. by notarial deed dated 11 November 1999.

Section 15. Joint and several debtor commitment

On behalf of the Bank, the Joint and Several Debtor accepts liability, in addition to the Borrower, as joint and several debtor for the settlement of all amounts that the Borrower owes to the Bank, arising from or relating to the credit facilities granted or to be granted by the Bank to the Borrower. In connection herewith, it surrenders all privileges and means of defence that are conferred by law on joint and several debtors, as already laid down in the joint account and joint liability agreement dated 11 June 1999.

Section 16. Conversion into euros

The nominal value in Dutch guilders will be converted into euros no later than 1 January 2002 or at such earlier time as parties agree.

The reference interest rate will not be altered upon this conversion.

Section 17. Netherlands law; disputes

17.1     This agreement is subject to Netherlands law.

17.2 Any disputes will be submitted for settlement to the competent court in Amsterdam. The Bank retains its right, however, to submit a dispute to a competent court in another jurisdiction.

Section 18. General Terms and Conditions

Except where this agreement specifically deviates, the General Terms and Conditions drawn up by the Netherlands Bankers' Association will apply. The Borrower confirms having received a copy of the General Terms and Conditions.

Thus agreed upon and signed in twofold.


Place    Amsterdam                 Date     4 September 2000
---------------------------------------------------------------------------
Signature                          Signature of Borrower

ING Bank N.V.                      Welna B.V. (formerly Welna N.V.)

                                   Signatures of Joint and Several Debtors

Welna  Kunststoffen B.V.           B.V. Twentse Kunststoffenindustrie Plasticon

Plasticon Haven B.V.               Woodcap B.V.

Kialite-Plasticon B.V.             Onroerend-Goed Maatschappij Plasticon B.V.

Hanwel B.V.                        Plasticon Projects B.V.

Welna Handel B.V.                  Plasticon Heerenveen B.V.

B.V. Agentuur- en Handelmaatschappij Gimex Technische Keramiek B.V.
G.W.J.J. van Delden